Exhibit 8.1

June 21, 2017

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to Century Communities, Inc., a Delaware corporation (the “Parent”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated April 10, 2017 (the “Merger Agreement”), among the Parent, Casa Acquisition Corp., a Delaware corporation, and a wholly owned subsidiary of Parent (“Merger Sub”), and UCP, Inc., a Delaware corporation (“Company”).

Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub, with the Merger Sub being the surviving entity (the “Merger”). The Merger and certain other matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (No.: 333-217750), as amended (the “Registration Statement”), of Parent, which includes the joint proxy statement/prospectus relating to the Merger (the “Proxy Statement/Prospectus”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and reviewed the Merger Agreement, the Registration Statement, the representation letters of the Company and Parent delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Merger will be effective pursuant to the laws of the state of Delaware as consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Proxy Statement/Prospectus, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Merger (the “Effective Time”) of the statements, representations and warranties made by the Company, Parent and the Merger Sub in the Merger Agreement and the Proxy Statement/Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the Representation Letters provided and to be provided by the Company, Parent and Merger Sub; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of the Company, Parent, and Merger Sub or similarly qualified are true and accurate at all time through the Effective Time, without such qualification.

June 21, 2017

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we are of the opinion that (i) upon the closing of the Merger, the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the heading “Proposal I: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger,” insofar as such statements constitute matters of law or legal conclusions, are correct in all materials respects.

Except as set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon here that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Mergers, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG LLP

GREENBERG TRAURIG LLP